Exhibit 99.1

Health Care Service Corporation Completes Acquisition of MEDecision

MEDecision to operate independently and continue its focus on technology development and customer service

WAYNE, Pa., Aug 15, 2008 (BUSINESS WIRE) – MEDecision, Inc. (NASDAQ: MEDE) and Health Care Service Corporation (HCSC) today announced the closing of a merger transaction pursuant to which MEDecision has become a wholly-owned subsidiary of HCSC and MEDecision’s shareholders received $7.00 per share in cash. At a special meeting of shareholders held on August 14, 2008, MEDecision’s shareholders adopted the merger agreement and approved the merger, with holders of approximately 88 percent of the outstanding shares as of the record date voting in favor of the transaction.

“I am proud of the outstanding work by the many individuals at both MEDecision and Health Care Service Corporation that contributed to achieving this capstone event,” said David St.Clair, MEDecision Founder and Chief Executive Officer. “Our agreement underscores the strength of MEDecision’s collaborative health care management solutions and validates our vision of the health care industry, a vision shared by HCSC.”

“This agreement with HCSC will enable us to further expand our technology development and strengthen our focus on both our independent plan and Blue Cross Blue Shield customers,” continued Mr. St.Clair. “MEDecision will continue its mission of improving the relationship between patients, payers and providers as an independent company, and we look forward to contributing significantly to the future shape of the heath care industry.”

“Joining forces with MEDecision will enhance our ability to be an industry leader in health care management and wellness, which is vital to our future success,” said Pat Hemingway Hall, HCSC President and Chief Operating Officer. “Moreover, the technological capabilities that MEDecision provides will help us tackle the underlying costs of health care and enable us to contribute significantly to better health and less health care spending for our members.”

As of the effective time of the merger, 12:01 a.m. Eastern Time today, MEDecision’s common stock is no longer publicly traded. Payment instructions will be mailed or delivered electronically to stockholders. Common stockholders with questions may contact StockTrans, Inc. at 800-733-1121. The merger agreement was first announced on June 18, 2008.

About HCSC

Health Care Service Corporation, a Mutual Legal Reserve Company, is the largest customer-owned health insurer in the United States and the fourth largest health insurer in the country overall, with 12.4 million members in its Blue Cross and Blue Shield plans in Illinois, New Mexico, Oklahoma and Texas. The company is an independent licensee of the Blue Cross and Blue Shield Association. HCSC also has a rating of AA- (Very Strong) from Standard and Poor’s, Aa3 (Excellent) from Moody’s and A+ (Superior) from A.M. Best Company.

About MEDecision

MEDecision offers collaborative health care management solutions that provide a simplified and smart way to manage the health of members and member populations which can improve the quality and affordability of care. Based on state-of-the-art technology, MEDecision’s solutions include Alineo(TM), a collaborative health care management platform for managing case, disease and utilization management and Nexalign(TM), a collaborative health care information exchange service. MEDecision believes that, in the aggregate, its health care payer customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

Forward-Looking Statement

This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements about the expected timing, completion and effects of the proposed merger between MEDecision and HCSC. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. MEDecision may not be able to complete the proposed merger because of a number of factors, including, among other things, the failure to obtain shareholder approval or the failure to satisfy other closing conditions. Other risks and uncertainties that may affect forward-looking statements are described in the “Risk Factors” section and elsewhere in the company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC) on March 28, 2008 and the company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (SEC) on May 9, 2008. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. Other product and brand names are trademarks of their respective owners.

MEDE-E

SOURCE: MEDecision, Inc.

CONTACTS:

MEDecision

Tracey Kohler Costello

(610) 540-0202

Tracey.Costello@MEDecision.com

or

Health Care Service Corporation

Mark Lane

(972) 766-1738

mark_lane@hcsc.net

or

FD Ashton Partners

Patrick Van de Wille

(312) 553-6704

patrick.vandewille@fdashtonpartners.com